ASB Bancorp, Inc. Announces Date Of 2015 Annual Meeting Of Stockholders

ASHEVILLE, N.C., Feb. 9, 2015 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today that its annual meeting of stockholders will be held on Thursday, May 21, 2015.

ASB Bancorp is the parent company of Asheville Savings Bank, S.S.B., a North Carolina chartered stock savings bank with a community focus offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina and a loan production office in Charlotte, North Carolina.

Contact:	Suzanne S. DeFerie
Chief Executive Officer
ASB Bancorp, Inc.
(828) 254-7411

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